EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Courtney Jacobs
Alliance
212-546-2372
cjacobs@alliance-agency.com

Green Earth Technologies, Inc. Secures Funding from Lincoln Park Capital Fund, LLC

WHITE PLAINS, N.Y., March 11, 2011 – Green Earth Technologies, Inc. (OTCOB: GETG), a leading manufacturer and marketer of "green" environmentally safer consumer packaged goods and products, announced today that it has signed an agreement  with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, under which, LPC has committed to invest up to $15 million in Green Earth Technologies over a 30-month period, subject to certain conditions, at the company’s discretion.

Green Earth Technologies will be filing a registration statement with the U.S. Securities and Exchange Commission covering the sale of any shares that may be issued to Lincoln Park under the agreement.  Once the registration statement is effective, LPC is obligated to purchase shares of the company’s common stock from time to time at the company’s discretion. Sales of shares will be made in specified amounts and at prices that are based upon the market prices of the common stock immediately preceding the sale to LPC, without any fixed discount.  Green Earth Technologies can terminate the agreement at any time without cost or penalty.

“We are pleased to receive this commitment from Lincoln Park Capital, a well respected team who has shown confidence in our products and distribution,” said Jeff Marshall, Chairman and CEO of Green Earth Technologies. “This agreement provides added flexibility to raise additional capital and the availability of additional working capital will help us strategically grow the business as we leverage our third party supplier relationships.”

No placement agent or underwriting fees are payable in connection with this transaction.  Green Earth Technologies intends to use the proceeds of this transaction for general working capital including advertising and marketing of the “G” brands in connection with the sale and distribution of G.E.T. products within a variety of national retailers throughout North America, including The Home Depot and Wal-Mart Stores, Inc.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K which will be filed with the U.S. Securities and Exchange Commission.

About Lincoln Park Capital (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois.   LPC’s experienced professionals manage a portfolio of investments in public and private entities.  These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology.  LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.LincolnParkCapital.com.

About Green Earth Technologies, Inc.

Green Earth Technologies produces G-branded superior performing green products made with American-grown base oils that utilize the power of nanotechnology to deliver environmentally friendly products with no compromise; meaning that consumers can now "do their part" without having to give up performance or value.  "Save the Earth – Sacrifice Nothing®" is the Company's tagline. The "G" family of products include G-OIL®, G-MARINE™, G-FUEL™, G-WASH™, G-GLASS™, and G-CLEAN™, and are offered in a wide range of automotive, outdoor power equipment and household performance and cleaning categories.  G.E.T. products are now readily available on the internet at Amazon.com as well as at a variety or retailers and lube centers, including: The Home Depot, Wal-Mart Stores Inc., Canadian Tire Corp. (CTC), Fred Meyer, Kroger, Albertson's, Giant, Shop Rite, VIP, National Auto Stores, Do It Best, Lex Brodie's Tire Company, Honest One and participating ACE & True Value dealers.  Please visit www.getg.com for the latest news and in-depth information about GET and its brands.

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Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.